EXHIBIT 5.1

April 29, 2005

Mayer, Brown, Rowe & Maw LLP
190 South La Salle Street
Chicago, Illinois 60603-3441

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Dobson Cellular Systems, Inc.
Dobson Communications Corporation
Dobson Operating Co., LLC
DOC Lease Co., Inc.
14201 Wireless Way
Oklahoma City, Oklahoma 73134

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as special counsel for Dobson Cellular Systems, Inc. (the “Company”), Dobson Communications Corporation (“Dobson Corp.”), Dobson Operating Co., LLC (“Dobson LLC”) and DOC Lease Co., LLC (“DOC Lease” and collectively with Dobson Corp. and Dobson LLC, the “Guarantors”) in connection with the preparation of a registration statement on Form S-4 (the “Registration Statement”) being filed with the Securities and Exchange Commission relating to the registration of the Company’s 8.375% First Priority Senior Secured Notes due 2011 (the “8.375% Notes”), First Priority Senior Secured Floating Rate Notes due 2011 (the “Floating Rate Notes”) and 9.875% Second Priority Senior Secured Notes due 2012 (the “9.875% Notes” and collectively with the 8.375% Notes and the Floating Rate Notes, the “Notes”) and the guarantees as to the payment of principal and interest on the Notes by the Guarantors (the “Guarantees”). Pursuant to the Registration Statement, the Company is offering to exchange (the “Exchange Offer”) up to $250,000,000 aggregate principal amount of the 8.375% Notes, $250,000,000 aggregate principal amount of the Floating Rate Notes and $325,000,000 of the 9.875% Notes for a like amount of its outstanding unregistered 8.375% First Priority Senior Secured Notes due 2011 (the “Original 8.375% Notes”), First Priority Senior Secured Floating Rate Notes due 2011 (the “Original Floating Rate Notes”) and 9.875% Second Priority Senior Secured Notes due 2012 (the “Original 9.875% Notes” and collectively with the Original 8.375% Notes and the Original Floating Rate Notes, the “Original Notes”) and to exchange the Guarantees for the guarantees as to the payment of principal and interest on the Original Notes by the Guarantors (the “Original Guarantees”). The Notes and the Guarantees will be issued upon consummation of the Exchange Offer. The Original Notes and Original Guarantees were, and the Notes and the Guarantees will be, issued pursuant to two indentures, one indenture dated as of November 8, 2004 (the “8.375% and Floating Rate Indenture”) among

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Dobson Cellular Systems, Inc.
Dobson Communications Corporation
Dobson Operating Co., LLC
DOC Lease Co., Inc.
April 29, 2005

the Company, the Guarantors and the Bank of Oklahoma, as trustee (the “8.375% and Floating Rate Indenture Trustee”) and another indentures dated as of November 8, 2004 (the “9.875% Indenture” and collectively with the 8.375% and Floating Rate Indenture, the “Indentures”) among the Company, the Guarantors and BNY Midwest Trust Company (the “9.875% Indenture Trustee” and collectively with the 8.375% and Floating Rate Indenture Trustee, the Trustees).

     In our capacity as counsel to the Company and the Guarantors we have examined (i) the Registration Statement, (ii) the Indentures and (iii) the originals, or copies identified to our satisfaction, of such corporate records of the Company and the Guarantors, certificates of public officials, officers of the Company and the Guarantors, and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Guarantors and others.

     We are admitted to practice law in the State of Illinois and in the State of New York and our opinion set forth below is limited to the laws of the State of Illinois and New York, the General Corporation Law of the State of Delaware and the federal laws of the United States and we do not express any opinion herein concerning federal or state securities laws or any other laws.

     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that when the Notes and the Guarantees have been duly authorized and executed by the Company and the Guarantors, respectively, the Notes have been authenticated by the Trustees in accordance with the provisions of the Indentures and delivered to holders tendering into the Exchange Offer in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Notes and the Guarantees will be legally issued and will constitute valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms.

     The opinion set forth above is subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights

Dobson Cellular Systems, Inc.
Dobson Communications Corporation
Dobson Operating Co., LLC
DOC Lease Co., Inc.
April 29, 2005

generally, and (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

     The opinions presented herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.

     In rendering the opinion set forth above, we have assumed that the Company has complied with all aspects of the laws of its jurisdiction of organization in connection with the issuance of the Notes.

     The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law that may hereafter occur.

     We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

MAYER, BROWN, ROWE & MAW LLP

PTW/trs